Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 20, 2007

among

SUSSER HOLDINGS CORPORATION,

TCFS ACQUISITION CORPORATION,

TCFS HOLDINGS, INC.

and

DAVID LLOYD NORRIS,

as the Shareholder Representative

and

DEVIN LEE BATES, JAMES RANDAL BROOKS,

WYLIE ALVIN NEW and DAVID LLOYD NORRIS

i

(continued)

(continued)

(continued)

(continued)

v

LIST OF EXHIBITS

Exhibit A	Transition and Noncompetition Agreement
Exhibit B	Articles of Merger
Exhibit C	Articles of Incorporation
Exhibit D	Bylaws
Exhibit E	Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2007 (this “Agreement”), is among Susser Holdings Corporation, a Delaware corporation (“Parent”), TCFS Acquisition Corporation, a Texas corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), TCFS Holdings, Inc., a Texas corporation (“Company”), David Lloyd Norris (the “Shareholder Representative”) and Devin Lee Bates, James Randal Brooks, Wylie Alvin New and David Lloyd Norris (the “Major Shareholders”).

WHEREAS, Company has an authorized capital of 10,000,000 shares of Common Stock, par value $0.01 per share (“Company Common Stock”), of which 4,537,490 shares are issued and outstanding as of the date hereof;

WHEREAS, Merger Sub has an authorized capital of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding and held by Parent;

WHEREAS, the Board of Directors of Company has received the opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) as to the fairness to the Company Shareholders from a financial point of view of the Merger (as defined below);

WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and Company believe that the merger of Merger Sub with and into Company would be advantageous and beneficial to their respective corporations and shareholders;

WHEREAS, prior to the execution and delivery of this Agreement, the requisite shareholders of Merger Sub and Company have, through a written consent, validly approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Major Shareholders shall have entered into a Transition and Noncompetition Agreement with Parent and Company to be effective upon the consummation of the transactions contemplated by this Agreement, substantially in the form of Exhibit A; and

WHEREAS, pursuant to the terms of this Agreement, Merger Sub shall be merged with and into Company and Company shall be the surviving entity (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein the following terms not otherwise defined have the following respective meanings:

“Acquisition Proposal” means any agreement, offer or proposal, including any proposal to Company’s shareholders, relating to or involving (i) any direct or indirect acquisition or purchase from Company or its Subsidiaries or any acquisition by any Person or group of more than a 30% interest in the total issued and outstanding Company Common Stock or any tender offer or exchange offer, recapitalization, share exchange or reorganization that if consummated would result in any Person or group beneficially owning 30% or more of the total issued and outstanding Company Common Stock, (ii) any merger, consolidation, business combination or similar transaction involving Company or its Subsidiaries, or (iii) any sale or disposition of 30% or more of the consolidated assets of Company and its Subsidiaries in any single transaction or series of related transactions (other than in the ordinary course of business and other than dispositions pursuant to sale-leaseback arrangements or similar financing arrangements); provided, however, the term Acquisition Proposal does not include (x) this Agreement, (y) the merger contemplated hereby, or (z) any other offer or proposal by Parent to acquire the businesses and operations contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alcohol Filings” means any application, consent or filing required to be submitted to the Texas Alcohol and Beverage Commission or the New Mexico Regulation and Licensing Department, Alcohol and Gaming Division in order to maintain a license to sell alcohol.

“Book Value of Undeveloped Land” means the book value of the undeveloped land as recorded in Company’s most recent balance sheet prepared prior to the Closing, which shall be prepared in accordance with GAAP applied consistently with the application thereof used in the preparation of each of the balance sheets included in the Financial Statements (provided that such amounts will be included in this definition only to the extent not in excess of 5% the estimated amounts set forth on Schedule 1.1 or, if in excess of 5% of such amounts, only to the extent the purchase of such undeveloped land has been consented to in writing by Parent, such consent not to be unreasonably withheld).

“Business Day” means any day other than a Saturday, Sunday or a day in which either the Federal Reserve Bank of Dallas, Texas or New York, New York is closed.

“Capital Expenditure for New/Raze & Rebuild Stores” means the sum of (i) the amount of the funded cash capital expenditures spent by Company following June 2, 2006 and prior to the Closing Date for new stores, raze and rebuilding of existing stores, and acquisitions of existing stores, which amount shall be determined consistently with the manner in which Company has determined the amount of such funded cash capital expenditures as set forth on Schedule 1.2 (provided that such amounts will be included in this clause (i) only to the extent not in excess of 5% of the estimated amounts set forth on Schedule 1.2 or, if in excess of 5% of such amounts, only to the extent such funded cash expenditures have been consented to in writing by Parent, such consent not to be unreasonably withheld).

“Certificates” means the stock certificates which, immediately prior to the Effective Time, represented shares of Company Common Stock other than Dissenting Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shareholder” means any holder of record of shares of Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that the term “Company Shareholder” shall not include any holder of Dissenting Shares.

“Company Termination Fee” means the greater of (i) $7,500,000 or (ii) 80% of the amount by which the consideration provided for in an applicable Superior Offer exceeds the aggregate consideration to shareholders of Company pursuant to this Agreement. To the extent the applicable Superior Proposal provides for purchase of less than 100% of Company, such aggregate consideration for purposes of this definition shall be increased such that it will represent the consideration amount implied by such Superior Offer if such Superior Offer were to contemplate the purchase of 100% of Company.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket costs, fees and expenses, incurred by or at the direction of, or paid or required to be paid by, Company or any of its Subsidiaries in connection with the process of selling Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees associated with filings required by the HSR Act, (B) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of Company or any of its Subsidiaries, (C) any fees or expenses associated with obtaining the release and termination of any Encumbrances; (D) all brokers’ or finders’ fees; and (E) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, lease, license, commitment or other legally binding commitment or obligation, whether written or oral.

“Debt Payoff Amount” means the amount of all outstanding Indebtedness of Company for borrowed money under the facilities set forth or required to be set forth in Schedule 4.7(d)(i) of the Company Disclosure Schedule.

“Electronic Data Room” means the proprietary extranet(s) or other internet-based network(s), as the same existed as of the date of this Agreement, providing for an online repository of data and information related to Company.

“Employees” means any current or former employees of Company or any of the Subsidiaries.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) reasonable costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order arising under Environmental Law or agreement with any Governmental Entity or other Person, which relates to Environmental Law.

“Environmental Law” means any Law relating to the protection of human health and safety, the environment, natural resources or underground or above ground storage tanks, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto, and any regulations or requirements of the Texas Commission on Environmental Quality with respect to properties in Texas, including those at 30 Texas Administrative Code, Chapter 334, and the New Mexico Environmental Department, Petroleum Storage Tank Bureau, including those at 20 New Mexico Annotated Code, Chapter 5.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of Company and its Subsidiaries.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“For Cause” means:

(a)	Measurable, documented facts of work related conduct and/or performance that have an adverse effect on Company’s or Surviving Corporation’s image or reputation;

(b)	Excessive absenteeism or tardiness;

(c)	Gross insubordination, immoral or indecent behavior at work;

(d)	Security violations;

(e)	Dishonesty and theft;

(f)	Fighting or sleeping on the job;

(g)	Possession of alcohol or drugs on the job;

(h)	Incompetence; or

(i)	Violation of stated Company policies which merit termination and for which there is a consistent record of discharge for similar violations.

“GAAP” means United States generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the applicable fiscal year.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all: (i) patents and patent applications, registrations and disclosures and all related continuations, divisionals, continuations-in-part, reissues, reexaminations, utility models, certificates of invention and design patents, and all improvements thereon, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor, (iii) copyrights and registrations and applications therefor, works of authorship and moral rights, (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, financial, marketing and business data, pricing and cost information, business and marketing plans, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer and supplier lists and information, in each case excluding any rights in respect of any of the items described in this clause (iv) that comprise or are protected by patents and (v) Software.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) with respect to Company, the actual knowledge of Devin Lee Bates, James Randal Brooks, Wylie Alvin New and David Lloyd Norris, (ii) with respect to Parent, the actual knowledge of Sam L. Susser, E.V. Bonner, Jr., Roger D. Smith, Rocky B. Dewbre, Mary E. Sullivan or Ronald D. Coben, (iii) with respect to any other Person that is not an individual, the actual knowledge of such Person’s directors and executive officers and any other manager having primary responsibility relating to the applicable matter or (iv) in the case of an individual, the actual knowledge of such individual.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Entity.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lottery Filings” means any application, consent or filing required to be submitted to the Texas Lottery Commission or the New Mexico Lottery Authority in order to maintain a license to sell lottery or “scratch-off” tickets.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of Company and its Subsidiaries (taken as a whole) or (ii) the ability of Company to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following, except to the extent any of the following may reasonably be expected to impact Company and its Subsidiaries disproportionately as compared to other companies in the same industry: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iii) any effect resulting from any party hereto taking any action contemplated or required by this Agreement (except that the “Excluded Matters” described in this clause (iii) shall not apply with respect to the consummation of the transactions contemplated by this Agreement in the case of any representation, warranty or covenant that relates specifically to the consummation of the transactions contemplated by this Agreement) or (iv) any effect resulting from the public announcement of this Agreement or the public announcement of the transactions contemplated hereby.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of Company and its Subsidiaries through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Encumbrances” means (i) all defects, exceptions, restrictions, easements, rights of way and Encumbrances disclosed in schedule B of policies of title insurance that have been delivered to Parent (other than liens securing Indebtedness); (ii) customary and routine minor title defects, exceptions, restrictions, easements, rights of way and other similar encumbrances that would be listed as exceptions on a policy of title insurance, provided such Encumbrances do not and will not adversely affect the current use of the Owned Property affected thereby or the future continued use thereof and do not constitute liens for the future payment of money or claims for unpaid money; (iii) statutory liens for current Taxes, levies, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iv) mechanics’, materialmans’, suppliers’, vendors’, carriers’, workers’, and repairers’ Encumbrances arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of Company Property so encumbered and that are not resulting from a breach, default or violation by Company or any of its Subsidiaries of any Contract or Law; (v) roadway, highway, zoning, building, entitlement and other land use and environmental regulations, laws or ordinances relating to the use or occupancy of the Owned Property by any Governmental Entity, provided that such regulations, laws or ordinances are not violated by the current use or occupancy of such Owned Property; (vi) unrecorded leases, licenses and operating agreements affecting the Owned Property which do not, individually or in the aggregate, materially and adversely affect the current use of the Owned Property by Company or its Subsidiaries; (vii) worker’s or unemployment compensation liens arising in the Ordinary Course of Business;

(viii) all valid restrictions, easements, rights of way and encumbrances (other than liens securing Indebtedness) granted by Company or any of its Subsidiaries that affect the Owned Property, or any portion thereof, and which are filed of record in the real property records of the counties where the Owned Property is located and (ix) Encumbrances listed on Schedule 4.11(a) (other than those noted on Schedule 4.11(a) as being discharged prior to Closing).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Prepayment Penalties and Debt Defeasance Costs” means all prepayment penalties, debt defeasance costs or other amounts required to be paid (other than principal and accrued interest) by Company or any of its Subsidiaries in order to extinguish the Debt Payoff Amount in full on the Closing Date and any fees or other payments required for the release (and recording thereof) of any security interest securing the Debt Payoff Amount.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Storage Tank Filings” means any application, consent or filing required to be submitted to the Texas Commission on Environmental Quality or the New Mexico Environment Department in order to maintain the oil and gas storage tank registrations of Company.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Company or (ii) Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Superior Offer” means, with respect to Company, an unsolicited, bona fide written offer made by a third party for an Acquisition Proposal (except that references to “30%” in clauses (i) and (iii) of the definition of “Acquisition Proposal” shall be deemed to be a reference to

“50%”) on terms that the Company Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to Company’s shareholders (in their capacities as shareholders) from a financial point of view than those contemplated by this Agreement (including any proposed alterations to this Agreement submitted in writing by Parent in response thereto) and is reasonably capable of being consummated without undue delay.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, escheat, abandoned/unclaimed property, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any liability in respect of any item described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations and schedules and attachments thereto) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Unamortized Loan Costs” means the unamortized loan costs that remain on Company’s books for income Tax purposes from debt incurrence by Company in 1999 that, in the reasonable opinion of counsel for Parent, are currently deductible for income Tax purposes.

Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Antitrust Division	Section 7.4(a)
Articles of Merger	Section 2.1
Balance Sheet	Section 4.7(a)
Balance Sheet Date	Section 4.7(a)
Basket	Section 12.5(a)
Cash Exchange Agreement	Section 2.4(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Purchase Price	Section 2.3
COBRA	Section 4.15(p)

Company	Preamble
Company Board	Section 7.5(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article 4
Company Documents	Section 4.2
Company Marks	Section 11.5
Company Permits	Section 4.18(b)
Company Plans	Section 4.15(a)
Company Property	Section 4.11(a)
Company Termination Fee	Section 12.3
Confidential Information	Section 7.1
Confidentiality Agreement	Section 7.1
Dissenting Shares	Section 2.6
D&O Insurance	Section 11.3(c)
Effective Time	Section 2.1
ERISA Affiliate	Section 4.15(a)
Escrow Agent	Section 2.5(a)
Escrow Agreement	Section 2.5(a)
Escrow Amount	Section 2.5(a)
Escrow Funds	Section 2.5(c)
Exchange Agent	Section 2.4(a)
Financial Statements	Section 4.7
FTC	Section 7.4(a)
Houlihan Lokey	Preamble
HSR Act	Section 3.2(b)
Indemnified Directors and Officers	Section 11.3(a)
Initial Escrow Release Amount	Section 2.5(d)
Letter of Credit	Section 2.5(a)
Losses	Section 12.3(a)
Major Shareholders	Preamble
Major Shareholder Documents	Section 3.1
Major Shareholder Indemnified Parties	Section 12.3(b)
Material Contract	Section 4.14(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Documents	Section 5.2
Notice of Superior Offer	Section 7.5(c)
Owned Property	Section 4.11(a)
Parent	Preamble
Parent Indemnified Parties	Section 12.3(a)
Parent Termination Fee	Section 13.3
Pay-Off Letters	Section 2.4(c)
Per Share Closing Purchase Price	Section 2.3
Per Share Escrow Amount	Section 2.5(e)
Per Share Initial Escrow Release Amount	Section 2.5(d)
Personal Property Leases	Section 4.12(b)

Private Label Products	Section 4.13(d)
Real Property Lease	Section 4.11(a)
Related Persons	Section 4.21
SAS	Section 7.8(b)
Shareholder Notice	Section 7.14
Shareholder Representative	Preamble
Straddle Period	Section 12.7(b)
Sub-Basket	Section 12.5(a)
Survival Period	Section 12.2
Surviving Corporation	Section 2.2(b)
Tax Claim	Section 12.7(c)
TBCA	Section 2.1
Termination Date	Section 13.1(a)
Third Party Claim	Section 12.4(b)
Total Company Shares	Section 2.3

Section 1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section, respectively, of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 Closing and Effective Date of Merger. Subject to and upon the terms and conditions set forth in this Agreement, the closing of the transactions contemplated under this Agreement (the “Closing”) will be held at 10:00 a.m. (Dallas time) on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Articles 8, 9 and 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by the parties hereto (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). On the Closing Date, Company shall cause to be definitively executed the Articles of Merger substantially in the form of Exhibit B attached hereto (the “Articles of Merger”), and cause such document to be filed with the Secretary of State of the State of the Texas in order to cause the Merger to become effective under, and in accordance with, the applicable provisions of the Texas Business Corporation Act (the “TBCA”) and this Agreement. The Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Secretary of State of the State of Texas (the “Effective Time”). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

Section 2.2 Terms and Conditions of Merger. At the Effective Time, pursuant to this Agreement and the Articles of Merger, automatically and without further action:

(a) Merger Sub shall be merged with and into Company and the separate existence of Merger Sub shall cease.

(b) Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(c) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBCA.

(d) All of the estate, properties, rights, privileges, powers and franchises of Company and Merger Sub and all of their property, real, personal and mixed, and all debts due on whatever account to either of Company or Merger Sub shall vest in the Surviving Corporation, without further act or deed, except as contemplated by this Agreement.

(e) The Surviving Corporation shall be responsible for all of the liabilities and obligations of each of Company and Merger Sub and the liabilities of Company and Merger Sub shall not be affected nor shall the rights of creditors thereof or of any Persons dealing with Company or Merger Sub be impaired.

(f) The Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit C hereto and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(g) At or prior to the Effective Time, Company shall cause its by-laws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit D hereto and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(h) From and after the Effective Time, the Board of Directors of the Surviving Corporation will consist of the individuals set forth on Schedule 2.2(h). Each such Director will hold office, subject to the applicable provisions of the Articles of Incorporation and the By-Laws of the Surviving Corporation, until the next annual meeting of shareholders of the Surviving Corporation and until his or her successor shall be duly elected or appointed and shall duly qualify. If, at or after the Effective Time, a vacancy shall exist in the Board of Directors by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation.

(i) The individuals to be identified in writing by Parent prior to the Closing shall be the officers of the Surviving Corporation and shall act as such and hold the offices set forth opposite their names until their respective successors are duly elected or appointed and qualified. If, at or after the Effective Time, a vacancy shall exist in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation.

(j) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and represent the right to receive one share of common stock, par value $0.01 per share, of the Surviving Corporation, whereupon Parent shall own all of the issued and outstanding capital stock of the Surviving Corporation.

(k) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any Dissenting Shares and (ii) any shares of Company Common Stock held as treasury stock by Company) shall become and be converted into the right to receive (A) an amount in cash equal to the Per Share Closing Purchase Price, plus (B) (subject to the provisions of Section 2.5 below and the Escrow Agreement) an amount in cash equal to the Per Share Escrow Amount and the Per Share Initial Escrow Release Amount.

(l) Each share of Company Common Stock held as treasury stock by Company shall be cancelled, retired and cease to exist, and no payment shall be made with respect thereto.

Section 2.3 Calculation of Per Share Closing Purchase Price. For purposes of this Agreement, the term “Per Share Closing Purchase Price” means (a) $188,670,430 plus (i) the Book Value of Undeveloped Land plus (ii) the Capital Expenditures for New/Raze & Rebuild Stores, plus (iii) an amount equal to twenty-five percent (25%) of the sum of the Prepayment Penalties and Debt Defeasance Costs and the Unamortized Loan Costs (but in no event will the amount determined pursuant to this clause (iii) be more than $10,000,000), minus (iv) the Company Transaction Expenses, minus (v) the Prepayment Penalties and Debt Defeasance Costs, minus (vi) the amount expended for any equity repurchases or shareholder distributions by Company after June 2, 2007 (except that if the Closing has not occurred on or before December 21, 2007, other than any shareholder distributions made after December 21, 2007 not in excess in the aggregate of $0.35 per share, reduced appropriately on a per share basis to the extent any additional shares of Company Common Stock are issued following the execution and delivery of this Agreement) and prior to the Closing, minus (vii) income Taxes of Company and the Subsidiaries accrued through June 2, 2007 but not yet paid as of such date (such amount calculated pursuant to clause (a) of this Section 2.3 being the “Closing Purchase Price”) divided by (b) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Total Company Shares”). No later than two (2) Business Days prior to the Closing Date, Company shall deliver to Parent a certificate executed by Company’s chief executive officer and chief financial officer, setting forth a calculation of each item referred to in the immediately preceding sentence which is relevant for purposes of determining the Closing Purchase Price. Such certificate shall be accompanied by such documentation and other evidence (including, in the case of the Company Transaction Expenses, releases or other documentation from third party providers as to the total amounts due to such providers in connection with the transactions contemplated hereby; provided, that Company shall not be required to deliver documentation containing attorney-client privileged information), reasonably satisfactory to Parent to enable Parent to confirm such calculations. The Closing Purchase Price will be based on such certified calculations as reasonably confirmed by Parent.

Section 2.4 Payment for Stock; Payment of Debt Payoff Amount; Procedures.

(a) At the Closing, Parent, the Surviving Corporation, the Shareholder Representative and third party agent reasonably satisfactory to Parent, Company and the Shareholder Representative that is in the business of functioning as a cash exchange agent, in its capacity as cash exchange agent (in such capacity, the “Exchange Agent”), shall execute and deliver a Cash Exchange Agreement in a form that is reasonably acceptable to Parent and the Shareholder Representative (the “Cash Exchange Agreement”).

(b) If the Merger is consummated, then, at the Closing Parent shall deliver to the Exchange Agent an amount equal to the Closing Purchase Price, and the Exchange Agent shall, as soon as practicable after the Effective Time, pay and distribute to each Company Shareholder the portion of the Closing Purchase Price to which such Company Shareholder is entitled pursuant to Section 2.2(k) hereof. The payment and distribution by the Exchange Agent of the Closing Purchase Price shall be effected pursuant to, and in accordance with, the provisions of this Section 2.4 and the Cash Exchange Agreement.

(c) No later than three (3) Business Days prior to the contemplated Closing Date, Company shall use its commercially reasonable efforts to deliver to Parent a debt pay-off letter from each lender under the Contracts set forth or required to be set forth in Schedule 4.7(d)(i) as of Closing in a form reasonably satisfactory to Parent, providing for full release of all obligations of Company and its Subsidiaries and of all applicable security interests, upon payment at Closing of such amounts specified therein (the “Pay-Off Letters”), and at Closing, Parent shall deliver to such lenders an amount equal to the Debt Payoff Amount, by wire transfer in immediately available funds, in each case pursuant to the terms of the Pay-Off Letter provided;

(d) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail, to each Company Shareholder (i) a notice and a form letter of transmittal (which shall specify that delivery of the Certificate or Certificates held by such Company Shareholder shall be effected, and risk of loss and title to such Certificate or Certificates shall pass, only upon proper delivery of such Certificate or Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such Certificate or Certificates in order to obtain payment in respect of the shares of Company Common Stock represented thereby. Each Certificate so surrendered shall be duly endorsed or otherwise accompanied by a stock power or other instrument of transfer, in either case in form reasonably satisfactory to the Exchange Agent and Parent. Each Company Shareholder that is the registered holder of a Certificate shall be entitled to receive from the Exchange Agent, upon surrender of such Certificate (together with any other required documents) to the Exchange Agent, payment without interest, of the portion of the Closing Purchase Price to which such Company Shareholder is entitled pursuant to Section 2.2(k) hereof in respect of the number of shares of Company Common Stock represented by such Certificate. Each Certificate that is surrendered pursuant to this Section 2.4(d) shall forthwith be canceled.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the Company Shareholder claiming such Certificate to be lost, stolen or destroyed, the receipt by the Exchange Agent of appropriate and customary indemnification, and the receipt by the Exchange Agent of any other required documents (in each case, as reasonably satisfactory to the Exchange Agent and Parent), the Exchange Agent will pay and distribute to such Company Shareholder, without interest, the portion of the Closing Purchase Price to which such Company Shareholder is entitled pursuant to Section 2.2(k) hereof in respect of the number of shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

(f) Notwithstanding anything in this Agreement to the contrary, in the event that, prior to the Effective Time, any Company Shareholder transfers all of his, her or its beneficial ownership and interest of and in any shares of Company Common Stock to another Person, then any payment to which such Company Shareholder would otherwise be entitled pursuant to the Merger in respect of such shares of Company Common Stock shall be paid to such other person and not to such Company Shareholder; provided that (i) such Person surrenders the appropriate Certificate representing such shares of Company Common Stock, duly endorsed or otherwise in proper form for transfer, and (ii) such Company Shareholder shall pay any transfer or other Taxes required by reason of making any such payment to any such Person and such Person not being the registered holder of such Certificate, or such Company Shareholder shall establish to the satisfaction of the Exchange Agent and Parent that any such transfer or other Taxes have been paid or are not applicable.

(g) If any shareholders of Company exercise, perfect and/or reserve their appraisal or dissenters rights pursuant to, and in accordance with, the TBCA and if such shareholders of Company do not withdraw such shareholders’ demand for appraisal prior to the expiration of the period of time during which such shareholders of Company are permitted to effect such withdrawal under the TBCA, then, upon the first anniversary of the Closing Date, the Exchange Agent shall release to Parent the amount by which the Closing Purchase Price exceeds the portion of the Closing Purchase Price to which all Company Shareholders are entitled pursuant to Section 2.2(k) hereof.

Section 2.5 Escrow.

(a) At the Closing Parent shall deposit two letters of credit (each a “Letter of Credit”) issued by a bank or other reputable financial institution, each of which Letters of Credit may be drawn upon in the amount of $10,000,000 as described below (the $20,000,000 total amount to be drawn upon under the Letters of Credit being referred to herein as the “Escrow Amount”) in escrow pursuant to the terms of an Escrow Agreement in the form of Exhibit E hereto, with such changes thereto as may reasonably be required by the escrow agent thereunder (the “Escrow Agreement”) among Parent, Company, the Shareholder Representative and a bank or other financial institution reasonably satisfactory to Parent, Company and the Shareholder Representative, as escrow agent thereunder (in such capacity, the “Escrow Agent”).

(b) If any shareholders of Company exercise, perfect and/or reserve their appraisal or dissenters rights pursuant to, and in accordance with, the TBCA and if such shareholders of Company do not withdraw such shareholders’ demand for appraisal prior to the expiration of the period of time during which such shareholders of Company are permitted to effect such withdrawal under the TBCA, then, immediately after the first anniversary of the Closing Date, the Escrow Agent shall deliver to Parent the amount by which the Escrow Amount exceeds the Escrow Funds.

(c) For purposes of this Agreement, the term “Escrow Funds” shall mean an amount equal to the product obtained by multiplying the Escrow Amount, without interest, by a fraction, the numerator of which shall be equal to the Total Company Shares less the Dissenting Shares, and the denominator of which shall be equal to the Total Company Shares.

(d) On the first anniversary of the Closing Date, the Escrow Agent will draw upon the first Letter of Credit in the amount of $10,000,000 and will release to the Shareholder Representative (for redistribution to the Company Shareholders, as provided herein), in accordance with the provisions of the Escrow Agreement, an amount in cash equal to .5 multiplied by the Escrow Funds (the “Initial Escrow Release Amount”), less the total amount of settled and/or pending claims that have been made against the Escrow Funds pursuant to, and in accordance with, the provisions of Article 11 hereof and the Escrow Agreement. In the event that any of the Initial Escrow Release Amount is released to the Shareholder Representative pursuant to the provisions of this Section 2.5(d), then each Company Shareholder shall be entitled to receive from the Shareholder Representative that portion of any such Initial Escrow Release Amount as shall be equal to (i) the quotient obtained by dividing the amount of any such Initial Escrow Release Amount so distributed by the number of shares of Company Common Stock held by all of the Company Shareholders at the Effective Time (the “Per Share Initial Escrow Release Amount”) multiplied by (ii) the total number of shares of Company Common Stock held by such Company Shareholder at the Effective Time. The Shareholder Representative shall be responsible to properly distribute any such amounts to the Company Shareholders, and none of Parent, the Surviving Corporation or the Escrow Agent shall have any responsibility for such distribution, and the Company Shareholders shall look only to the Shareholder Representative with respect to such distribution.

(e) On the second anniversary of the Closing Date, the Escrow Agent will draw upon the second Letter of Credit in the amount of $10,000,000 and will release to the Shareholder Representative (for redistribution to the Company Shareholders, as provided herein), in accordance with the provisions of the Escrow Agreement, an amount in cash equal to the Escrow Funds less the total amount of the Initial Escrow Release Amount and less the total amount of settled and/or pending claims that have been made against the Escrow Funds pursuant to, and in accordance with, the provisions of Article 12 hereof and the Escrow Agreement. In addition, at such time as all claims pending as of the second anniversary of the Effective Time are resolved or paid, if any Escrow Funds remain the Escrow Agent will release such remaining Escrow Funds to the Shareholder Representative (for redistribution to the Company Shareholders, as provided herein) in accordance with the provisions of the Escrow Agreement and this Section 2.5(e). In the event that any of the Escrow Funds are released to the Shareholder Representative pursuant to the provisions of the first two sentences of this Section 2.5(e), then each Company Shareholder shall be entitled to receive that portion of any such Escrow Funds as shall be equal to (i) the quotient obtained by dividing the amount of any such Escrow Funds so distributed by the number of shares of Company Common Stock held by all of the Company Shareholders at the Effective Time (the “Per Share Escrow Amount”) multiplied by (ii) the total number of shares of Company Common Stock held by such Company Shareholder at the Effective Time. The Shareholder Representative shall be responsible to properly distribute any such amounts to the Company Shareholders, and none of Parent, the Surviving Corporation or the Escrow Agent shall have any responsibility for such distribution, and the Company Shareholders shall look only to the Shareholder Representative with respect to such distribution.

Section 2.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, with respect to any shares of Company Common Stock held by shareholders of Company who have exercised and perfected and/or reserved their appraisal or dissenters rights (the “Dissenting Shares”) in accordance with the TBCA, such Dissenting Shares shall not be converted into or represent the right to receive the consideration payable pursuant to this Agreement upon consummation of the Merger (or any amounts pursuant to Section 2.5 hereof), but, instead, the holders of Dissenting Shares shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the TBCA, unless and to the extent that any such holder of Dissenting Shares shall have irrevocably forfeited his, her or its right to appraisal under the TBCA or irrevocably withdrawn his, her or its demand for appraisal. If any such holder of Dissenting Shares has so irrevocably forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration payable in respect of such shares pursuant to this Agreement, which payments shall be made pursuant to the terms of this Agreement, and Parent and Merger Sub shall set aside such amounts as needed to make such payments.

Section 2.7 No Further Transfers. After the Effective Time, there shall be no further registration of transfer on the stock transfer books of Company of any shares of Company Common Stock. If, after the Effective Time, any Certificate is presented (for transfer or otherwise) to the Surviving Corporation or its transfer agent, such Certificate shall be canceled and, subject to the procedures provided for in Section 2.4 hereof, payment shall be made of the consideration provided for in this Agreement in respect of the number of shares of Company Common Stock represented by such Certificate.

Section 2.8 Termination of Rights. After the Effective Time, holders of Company Common Stock will cease to be, and will have no rights as, shareholders of Company, and such holders’ rights will consist only of (a) in the case of shares other than Dissenting Shares, the right to receive the consideration provided for in this Agreement in respect of such shares, and (b) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the TBCA. Until surrendered for cancellation in accordance with the provisions of this Article 2, each stock certificate representing shares of Company Common Stock shall, from and after the Effective Time, represent (i) in the case of shares other than Dissenting Shares, the right to receive the consideration provided for in this Agreement in respect of such shares and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the TBCA.

Section 2.9 No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.10 Appointment of Shareholder Representative.

(a) In order to efficiently administer the transactions contemplated hereby, Company hereby designates David Lloyd Norris as the Shareholder Representative. The right of any Company Shareholder to receive all or any portion of the Per Share Initial Escrow Release Amount or the Per Share Escrow Amount is subject in all cases to the provisions of this Section 2.10. In addition, by virtue of the adoption of this Agreement and the approval of the Merger by the Company Shareholders by written consent in lieu of a meeting pursuant to, and in accordance with, the applicable provisions of the TBCA, each Company Shareholder (regardless of whether or not such Company Shareholder has voted in favor of the approval of this Agreement and the approval of the Merger) that is not a holder of Dissenting Shares hereby agrees that:

(i) Parent and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Shareholder Representative as to the settlement of any claims against the Escrow Funds pursuant to Articles 2 and 11 hereof and the Escrow Agreement, or as to any other actions required or permitted to be taken by the Shareholder Representative hereunder or under the Escrow Agreement or the Cash Exchange Agreement, and no party hereunder shall have any cause of action against Parent, the Escrow Agent or the Exchange Agent to the extent Parent, the Escrow Agent or the Exchange Agent, respectively, has relied upon the instructions or decisions of the Shareholder Representative;

(ii) all actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon all of the Company Shareholders and no Company Shareholder shall have any cause of action against the Shareholder Representative for any action taken, decision made or instruction given by the Shareholder Representative under this Agreement, except for fraud or willful misconduct by the Shareholder Representative;

(iii) the provisions of this Section 2.10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 2.10 are inadequate; therefore, Parent, Merger Sub and/or the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Parent, Merger Sub and/or the Surviving Corporation brings an action to enforce the provisions of this Section 2.10; and

(v) the provisions of this Section 2.10 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Shareholder, and any references in this Agreement to a Company Shareholder or Company Shareholders shall mean and include the successors to the Company Shareholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(b) The Company Shareholders hereby authorize the Shareholder Representative to take any and all action as is contemplated to be taken by or on behalf of the Company Shareholders, and to assert the Company Shareholders’ rights granted, pursuant to the terms of this Agreement, the Cash Exchange Agreement and the Escrow Agreement.

(c) The Shareholder Representative may resign such position at any time, effective with respect to each Company Shareholder immediately upon written notice of such resignation delivered to Company by such resigning Shareholder Representative. In the event that David Lloyd Norris, dies, becomes unable or unwilling to perform his responsibilities hereunder or resigns from such position, James Randal Brooks shall fill such vacancy and shall be deemed to be the Shareholder Representative for all purposes of this Agreement and the documents delivered pursuant hereto. In the event that James Randal Brooks, dies, becomes unable or unwilling to perform his responsibilities hereunder or resigns from such position, the Shareholder Representative shall by appointed by the Major Shareholders (voting on a per-share-owned-immediately-prior-to-closing basis).

(d) The Shareholder Representative will not be liable to the Company Shareholders for any act taken or omitted by Shareholder Representative as permitted under this Agreement and the post-Closing transactions contemplated hereby, except if such act is taken or omitted in bad faith or by willful misconduct. The Shareholder Representative will also be fully protected against the Company Shareholders in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(e) The Company Shareholders agree to indemnify, from and after the Closing, the Shareholder Representative for, and to hold the Shareholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Shareholder Representative, arising out of or in connection with the Shareholder Representative duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending the Shareholder Representative against any claim of liability with respect thereto. The Shareholder Representative may consult with counsel of its own choice and will be fully protected for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

Section 2.11 Withholding Rights. The Exchange Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of any state or foreign Law with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS

Each Major Shareholder, severally and not jointly, hereby represents and warrants to Merger Sub and Parent that:

Section 3.1 Execution and Delivery of Agreement and Major Shareholder Documents. This Agreement has been, and each of the documents to be executed by such Major Shareholder in connection with the consummation of the transactions contemplated by this Agreement (the “Major Shareholder Documents”) will be at or prior to the Closing, duly and validly executed and delivered by such Major Shareholder and, assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and such Major Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Major Shareholder, enforceable against such Major Shareholder in accordance with their terms.

Section 3.2 Conflicts; Consents of Third Parties.

(a) Assuming that all consents, approvals, authorizations and Permits described in Section 3.2(b) have been obtained and all filings and notifications described in Section 3.2(b) have been made and any waiting periods thereunder have terminated or expired, none of the execution and delivery by a Major Shareholder of this Agreement or the Major Shareholder Documents, the consummation by such Major Shareholder of the transactions contemplated hereby or thereby, or compliance by such Major Shareholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract, or Permit to which such Major Shareholder or Company is a party or by which any of the properties or assets of such Major Shareholder or Company are bound; (ii) any Order of any Governmental Entity applicable to such Major Shareholder or Company or by which any of the properties or assets of such Major Shareholder or Company are bound; or (iii) any applicable Law, except in the case of clauses (i) through (iii), where such conflicts, violations, breaches, defaults, losses or rights would not cause a material adverse impact on the ability of a Major Shareholder to perform his obligations hereunder.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of such Major Shareholder in connection with the execution and delivery of this Agreement, the Major Shareholder Documents, the compliance by such Major Shareholder with any of the provisions hereof, or the consummation by such Major Shareholder of the transactions contemplated hereby, except for (i) compliance with the applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) Alcohol Filings, (iii) Lottery Filings and (iv) Storage Tank Filings.

Section 3.3 Ownership. Such Major Shareholder is the record and beneficial owner of Company Common Stock indicated as being owned by such Major Shareholder on Schedule 3.3. Such Major Shareholder has the power and authority to vote such Company Common Stock to authorize this Agreement and the transactions contemplated hereby including the Merger.

Section 3.4 Financial Advisors. Except for Houlihan Lokey, Morgan, Keegan & Co, Inc. and Trefethen & Company, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Major Shareholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company and the Major Shareholders hereby jointly and severally represent and warrant to Merger Sub and Parent that, except as set forth in the disclosure schedule of Company attached hereto (the “Company Disclosure Schedule”):

Section 4.1 Organization; Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authorization of Agreement. Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Major Shareholders)) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company Documents have been duly authorized by unanimous vote of those directors of Company’s Board of Directors. Company’s Board of Directors has unanimously resolved to and has recommended that the shareholders of Company approve this Agreement and has directed (prior to shareholder approval) that this Agreement be submitted to the shareholders of Company for their approval. Further, this Agreement and the agreement and transactions contemplated hereby have been approved by written consent by holders of two-thirds the Company Common Stock. The affirmative approval of two-thirds the holders of the Company Common Stock is the only vote of the holders of any class or series of capital stock of Company necessary to approve or adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Such affirmative vote of the requisite holders of the Company Common Stock has been validly obtained. No other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.3 Conflicts; Consents of Third Parties.

(a) Assuming that all consents, approvals, authorizations and Permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, none of the execution and delivery by Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or give rise to any obligation of Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the articles of incorporation and by-laws or comparable organizational documents of Company or any Subsidiary; (ii) any material Contract, or material Permit to which Company or any Subsidiary is a party or by which any of the properties or assets of Company or any Subsidiary are bound; (iii) any Order applicable to Company or any Subsidiary or any of the properties or assets of Company or any Subsidiary; or (iv) any applicable Law, except to the extent such conflict, violation, breach, default, loss or right as would cause a material adverse impact on Company and its Subsidiaries.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement, the Company Documents, the compliance by Company with any of the provisions hereof, or the consummation by Company or any subsidiary of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any material Permit or material Contract of Company or any Subsidiary, except for (A) compliance with the applicable requirements of the HSR Act, (B) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA and Section 2.1 hereof, (C) Alcohol Filings, (D) Lottery Filings and (E) Storage Tank Filings.

Section 4.4 Capitalization.

(a) The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock. As of the date hereof, there are 4,537,490 shares of Company Common Stock issued and outstanding and 1,462,510 shares of Company Common Stock are held by Company as treasury stock. All of the issued and outstanding shares of Company Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the outstanding shares of Company Common Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 4.4(a).

(b) There are no existing option, warrant, call, right or Contract to which any Company Shareholder or Company is a party requiring, and there are no securities of Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Company. There are no obligations, contingent or otherwise, of Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any

Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Company or any of its Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of Company or its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which shareholders (or other equityholders) of Company of its Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Company or any Subsidiary or any Company Shareholder is a party or is bound with respect to the voting or consent of any shares of Company Common Stock or the equity interests of any Subsidiary.

Section 4.5 Subsidiaries. Schedule 4.5 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or other equity owners and the number of shares of stock owned by each such shareholder or the amount of equity owned by each such equity owner. Each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by Company or any of its Subsidiaries are owned by them free and clear of any and all Encumbrances. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than its Subsidiaries. There are no material restrictions (other than limitations on dividends applicable under corporate “dividend statutes” or similar Laws) on the ability of its Subsidiaries to make distributions of cash to their respective equity holders.

Section 4.6 Corporate Records.

(a) Company has delivered to Parent true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of Company and each of its Subsidiaries in each case as amended and in effect on the due date hereof, including all amendments thereto.

(b) The minute books of Company and each of its Subsidiaries previously made available to Parent contain true and correct records of all meetings and accurately reflect, in all material respects, all other corporate actions of the shareholders and board of directors (including committees thereof) of Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of Company and its Subsidiaries previously made available to Parent are true, correct and complete.

Section 4.7 Financial Statements and Related Matters.

(a) Company has delivered to Parent copies of (i) the audited consolidated balance sheets of Company and its Subsidiaries as at October 31, 2006, 2005 and 2004 and the related audited consolidated statements of income and of cash flows of Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries as at August 4, 2007, and the related consolidated statements of income and cash flows of Company and its Subsidiaries for the 9 month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied by Company throughout the periods presented (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, subject to normal audit adjustments, the lack of footnotes and other presentation items, the effect of which would not be material in the aggregate) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Company and its Subsidiaries as at the dates and for the periods indicated therein. The audited consolidated balance sheet of Company and its Subsidiaries as at October 31, 2006 is referred to herein as the “Balance Sheet” and October 31, 2006 is referred to herein as the “Balance Sheet Date.”

(b) All books, records and accounts of Company and its Subsidiaries are maintained in all material respects in accordance with applicable Laws and good business practice, including the maintenance of an adequate system of internal controls, recognizing that neither Company nor any of its Subsidiaries is subject to compliance with the rules and regulations governing internal controls set forth in the Securities Exchange Act of 1934, as amended. Company has provided Parent with copies of all management letters related to audits of Company and its Subsidiaries for the last three (3) fiscal years.

(c) The total cash and cash equivalents of Company and its Subsidiaries as at June 2, 2007 was $5,622,865, and the total amount of Indebtedness for borrowed money and principal portion of capital lease obligations as at June 2, 2007 was $134,795,855; each of such figures was determined in accordance with GAAP applied consistently with the application thereof used in the preparation of the balance sheets included in each of the Financial Statements.

(d) Except as set forth on Schedule 4.7(d), Company has (i) no Indebtedness for borrowed money, (ii) no obligations under leases required to be capitalized in accordance with GAAP and (iii) no obligations for the reimbursement of any obligor on any letter of credit.

Section 4.8 No Undisclosed Liabilities. Neither Company nor any Subsidiary has any Indebtedness or Liabilities (required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet or (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date.

Section 4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date (i) Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of Company and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of Company and each of its Subsidiaries have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Company has made due and sufficient accruals for such Taxes in the Financial Statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Company and each of its Subsidiaries.

(b) Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) Company has made available to Parent complete copies of (i) all federal, state, local and foreign income and franchise Tax Returns of Company and each of its Subsidiaries relating to the taxable periods ending after December 31, 2003 and (ii) all audit reports issued within the last three years relating to Taxes due from or with respect to Company or any of its Subsidiaries.

(d) No written claim has been received from a Taxing Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Company or any of its Subsidiaries have been fully paid, and there are no audits or investigations by any Taxing Authority in progress, nor has Company or any of its Subsidiaries received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) None of Company, any of its Subsidiaries or any other Person on any of their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h) Neither Company nor any of its Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(i) There is no Contract, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, Company or any of their respective Affiliates by reason of Section 280G of the Code.

(j) Neither Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k) Neither Company nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Company is the common parent.

(l) Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) There is no taxable income of Company or any of its Subsidiaries that will be required under applicable Tax Law to be reported by Parent or any of its Affiliates, including Company or any of the Subsidiaries, for a taxable period (or portion thereof) beginning after June 2, 2007 which taxable income was realized (and reflects economic income) arising prior to such date.

(n) Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Neither Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 4.11 Real Property.

(a) Schedule 4.11(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by Company or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by Company or any of its Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto), and (iii) the type of use for which each Owned Property or Real Property Lease is held (e.g., operating store, office, land held for development). Company and its Subsidiaries have indefeasible fee title to all Owned Property, free and clear of all Encumbrances of any nature whatsoever, except (A) those Encumbrances set forth on Schedule 4.11(a) and (B) Permitted Encumbrances. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of Company and its Subsidiaries and which are necessary for the continued operation of the business of Company and its Subsidiaries as the business is currently conducted. To the Knowledge of Company, none of the material improvements located on Company Properties constitute a violation of applicable Laws. Company has delivered to Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 4.11(a). Company has a valid owner policy of title insurance on each of the Owned Properties for the purchase price or value thereof at the time of acquisition, which policy insures the record title of Company subject only to Permitted Encumbrances. Company or any Subsidiary of Company has not placed any Encumbrances on the record title of Company or any Subsidiary of Company as to any Owned Property since the issuance of such policies.

(b) Each of Company and its Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Encumbrances other than Permitted Encumbrances. Each of the Real Property Leases is in full force and effect. Neither Company nor any Subsidiary is in default in any material respect under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default. Neither Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of Company, no other party is in material default thereof and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) There does not exist any actual or, to the Knowledge of Company, threatened or contemplated condemnation or eminent domain proceedings that would render it economically unfeasible to use any Company Property as Company uses such Company Property (or as Company intends to use such Company Property), and none of Company, and Subsidiary or any Major Shareholder has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

Section 4.12 Tangible Personal Property.

(a) Company and its Subsidiaries have good and marketable title to all of the material items of tangible personal property reasonably necessary to operate the business of Company and its Subsidiaries (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Encumbrances, other than the Permitted Encumbrances.

(b) Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property reasonably necessary to operate the business of Company or any of its Subsidiaries to which Company or any of its Subsidiaries is a party or by which the properties or assets of Company or any of its Subsidiaries is bound. Company has delivered to Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Company and each of its Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.13 Intellectual Property.

(a) Company and its Subsidiaries own or have valid rights to use all Intellectual Property necessary to operate their respective businesses as currently conducted. There are no pending or, to the Knowledge of Company, threatened claims that (i) Company or its Subsidiaries is in violation of, infringing upon, diluting or misappropriating any Intellectual Property rights of any third Person or (ii) challenge the validity, enforceability or ownership of any Intellectual Property owned by Company or its Subsidiaries. Except for any rights granted by Company to dealers, suppliers and vendors in the Ordinary Course of Business relating to the use of Company Intellectual Property, no other Person has any rights to any of the material Intellectual Property owned by Company or its Subsidiaries. To the Knowledge of Company, no third Person is infringing, violating, diluting, or misappropriating any of the Intellectual Property owned by Company or its Subsidiaries.

(b) Schedule 4.13(b) lists an accurate and complete list of all registrations and applications for registration of patents, trademarks, service marks, copyrights and Internet domain names owned by Company or its Subsidiaries throughout the world, including the jurisdiction and owner of each application or registration.

(c) Company and its Subsidiaries own or have valid and continuing rights pursuant to written license agreements to use and otherwise exploit all material Software used in or necessary for the operation of their respective businesses as currently conducted. Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Software developed or created by any Employees or officers of Company or any of its Subsidiaries or by any consultants or contractors of Company or any of its Subsidiaries for or on behalf of Company or such Subsidiary.

(d) To the Knowledge of Company, no other person has asserted that Company or its Subsidiaries do not have the lawful right to use all Intellectual Property as it is currently used by Company or any of its Subsidiaries on any Private Label Products or otherwise in the operation of its business. “Private Label Products” means any products or services marketed, sold, offered for sale, distributed or otherwise exploited by Company or any of its Subsidiaries under any trademark, service mark, corporate name, logo or trade name owned by Company or any of its Subsidiaries.

Section 4.14 Material Contracts.

(a) Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which Company or any of its Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any Major Shareholder or Affiliate thereof or any current or former officer, director or Affiliate of Company or any of its Subsidiaries;

(ii) Contracts for the sale of any of the assets of Company or any of its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv) Contracts containing covenants of Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with Company or any of its Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(v) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Company or any of its Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vi) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing an Encumbrance on any of the assets of Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii) all Contracts obligating Company or any of its Subsidiaries to provide or obtain products of services for a period of one year or more or requiring Company to purchase or sell a stated portion of its requirements or outputs;

(viii) Contracts under which Company or any of its Subsidiaries has made advances or loans to any other Person;

(ix) Contracts providing for severance, retention, change in control or other similar payments;

(x) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Company or any of its Subsidiaries;

(xiii) Contracts under which Company or any of its Subsidiaries has any obligation to repurchase, or sell or issue, any securities; and

(xiv) Contracts that are otherwise material to Company and its Subsidiaries.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Company or any of its Subsidiaries which is party thereto, enforceable against Company or any of its Subsidiaries, as applicable, in accordance with its terms. Neither Company nor any of its Subsidiaries is in material default under any Material Contract, nor, to the Knowledge of Company, is any other party to any Material Contract in material breach of or material default thereunder, and no event has occurred and is continuing that with the lapse of time or the giving of notice or both would constitute a material breach or material default on

Company, any Subsidiary or, to the Knowledge of Company, any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract. Company has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

Section 4.15 Employee Benefits Plans.

(a) Schedule 4.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs, whether written or oral, maintained by Company or any of its Subsidiaries or to which Company or any of the Subsidiaries contributed or is obligated to contribute thereunder for the Employees (collectively, the “Company Plans”). Company has made available to Parent with respect to each Company Plan, a true, correct and complete copy (or to the extent no such copy exists, an accurate description) thereof, together with all amendments thereto, and, to the extent applicable: (i) any related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written communications to Employees relating to the Company Plans.

(b) Neither Company nor any of its Subsidiaries, nor any of their Affiliates or any trade or business (whether or not incorporated) that is or has ever been under their common control or that is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”), contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA including any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations, and neither Company (or any of the Subsidiaries) nor, to the Knowledge of Company, any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Neither Company, any officer of Company, nor, to the Knowledge of Company, any fiduciary, has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Company Plan that would have a material adverse impact on Company, any Company Plan, or any officer of Company.

(d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet. No accumulated funding deficiencies exist in any of the Company Plans.

(f) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or, to Company’s Knowledge, against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does Company have any Knowledge of facts that could form the basis for any such claim or lawsuit. No individual who has performed services for Company or any of the Subsidiaries has been improperly excluded from participation in any Company Plan.

(g) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Employee; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the triggering or imposition of any restrictions or limitations on the rights of Company or any of the Subsidiaries to amend or terminate any Company Plan. Neither Company nor any of the Subsidiaries have any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Company Plan. None of Company or any of the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances (either alone or in combination with another event) could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(i) Any individual who performs services for Company or any of the Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Company or any of the Subsidiaries for federal income Tax purposes by Company or any of the Subsidiaries is not an employee for such purposes. Neither Company nor any of the Subsidiaries has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an Employee, as a part-time Employee rather than a full-time Employee, or with respect to any Employee leased from another employer. As of the date hereof, no Employee of Company or any of the Subsidiaries, at the officer level or above, has given written notice to Company or any of the Subsidiaries that any such Employee intends to terminate his or her employment with Company or any of the Subsidiaries. To the Knowledge of Company, no Employee of Company or any of the Subsidiaries is in any material respect in violation of any material term of any employment contract, non-disclosure agreement or noncompetition agreement.

Section 4.16 Labor.

(a) Within the last three years, neither Company nor any of its Subsidiaries is or has been a party to any labor union contract or collective bargaining agreement and there are no and have not been any labor union contracts or collective bargaining agreements which pertain to Employees of Company or any of its Subsidiaries.

(b) No Employees are represented by any union organization. No union organization or group of Employees has made a pending demand for recognition to Company or any of its Subsidiaries or the National Labor Relations Board with respect to any Employee, and to the Knowledge of Company, there are no representation proceedings or petitions seeking such a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Company has no Knowledge of any organizing activity involving Company or any of its Subsidiaries pending or threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to the Knowledge of Company, threatened against or involving Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending with any Governmental Entity or, to the Knowledge of Company, threatened to be filed with any Governmental Entity by or on behalf of any Employee or group of Employees.

(d) There are no complaints or charges against Company or any of its Subsidiaries pending or, to Knowledge of Company, threatened to be filed with any Governmental Entity based upon, attributable to or resulting from the employment or termination of employment of or failure to employ, any individual. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment Retraining Notification Act of 1988, as amended) with respect to Company or any of its Subsidiaries within the six (6) months prior to Closing.

Section 4.17 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries (or to the Knowledge of Company, pending or threatened, against any of the officers, directors or Employees of Company or any of its Subsidiaries with respect to their business activities on behalf of Company), or to which Company or any of its Subsidiaries is otherwise a party before any Governmental Entity. Neither Company nor any Subsidiary is subject to any Order, and neither Company nor any Subsidiary is in material breach or violation of any Order. There are no Legal Proceedings pending or, to the Knowledge of Company, threatened against Company or to which Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

Section 4.18 Compliance with Laws; Permits.

(a) Company and its Subsidiaries are in compliance in all material respects with all Laws applicable to its business, operations or assets. Neither Company nor any Subsidiary has received any notice of or been charged with the material violation of any Laws. To the Knowledge of Company, neither Company nor any Subsidiary is under investigation with respect to the material violation of any Laws.

(b) Schedule 4.18 contains a list of all Permits which are required for the operation of the business of Company and its Subsidiaries as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the consequences of the failure to possess is immaterial. Company and its Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, other than those the consequences of the failure to possess is immaterial.

Section 4.19 Environmental Matters.

(a) Company has provided Purchaser with (1) information in the Electronic Data Room from which it can determine Company’s current inventory of underground storage tanks, including the size, age and material of the underground storage tanks and nature of leak detection, which information, to the Knowledge of Company, is correct in all material respects, and (2) access to Company’s internet-based system (known as “Titan”) for tracking the underground storage tanks currently located on Company Property. To Company’s Knowledge, the information contained in Titan concerning its underground storage tanks is correct in all material respects.

(b) Schedule 4.19(b) identifies the third party environmental liability insurance currently carried by Company that insures Company for liability relating to its underground storage tanks. Such insurance is in amounts that meet or exceed the amounts required by Environmental Laws.

(c) Except as would not reasonably be expected to result in Company incurring material Environmental Costs and Liabilities, neither Company nor any of its Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Entity or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material, including without limitation any obligation on the part of Company or any of its Subsidiaries to indemnify or otherwise reimburse any Person for any Environmental Costs and Liabilities at any Company Property or any property formerly owned, operated or leased by Company or any of its Subsidiaries.

(d) Schedule 4.19(d)(1) lists any and all of the Company Properties at which there is a known Release of Hazardous Materials for which a no further action letter or similar documentation indicating that no further Remedial Action, monitoring or investigation is required (“NFA”) has not been issued by the relevant Governmental Entity except where such Release or the lack of a NFA is not reasonably likely to result in a Material Adverse Effect and, Schedule 4.19(d)(2) sets forth by site, each Company Property or any property formerly owned, operated or leased by Company or any of its Subsidiaries at which a Release has been reported to a Governmental Authority by Company. To the Knowledge of Company, the costs of remediating any Release listed on Schedule 4.19(d)(1) will not exceed the limits of coverage available from applicable government trust funds or insurance. To the Knowledge of Company, (x) no Release from Company’s operation or at any real property currently owned, operated or leased by Company has migrated offsite unless Company has received a NFA for the specific Release and (y) Company has not received written notice of any claim by a property owner or other person adjacent to Company Properties related to a Release originating from either Company’s underground storage tanks or any real property currently owned, operated or leased by Company.

(e) The operations and assets of Company and each of its Subsidiaries are and, except for instances of non-compliance that have been resolved, have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and materially complying with all required Environmental Permits and no action or proceeding is pending or, to the Knowledge of Company, threatened to revoke, modify or terminate any such Environmental Permit.

(f) All of the underground storage tanks currently located on any Company Property are, and all underground storage tanks located any property formerly owned, operated or leased by Company or its Subsidiaries were at the time of Company’s ownership, operation or tenancy, were, registered pursuant to the requirements of (x) 30 Texas Administrative Code, Chapter 334 (as to Company Properties located in the State of Texas) or (y) 20 New Mexico Annotated Code, Chapter 5 (as to Company Properties located in the State of New Mexico).

(g) No written claim is pending, or to the Knowledge of Company, threatened against Company or any of its Subsidiaries alleging either or both that Company or any of its Subsidiaries may be in violation of or may have any liability under any Environmental Law or Environmental Permit.

(h) To the Knowledge of Company, there are no pending or threatened investigations arising under Environmental Law of the business, assets, operations, or Company Property or previously owned, operated or leased property of Company or any of its Subsidiaries which could lead to the imposition of any material Environmental Costs and Liabilities or Encumbrances under Environmental Law.

(i) No facts, circumstances or conditions exist with respect to Company or any of its Subsidiaries or any Company Property or any property currently or formerly owned, operated or leased by Company or any of its Subsidiaries or any property to which Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials, including but not limited to a Release of Hazardous Materials, that could reasonably be expected to result in

Company or any of its Subsidiaries incurring unbudgeted material Environmental Costs and Liabilities; and

(j) There has been no Release from any vehicle owned, operated or leased by Company or any of its Subsidiaries for the transportation of Hazardous Materials in violation of Environmental Laws or at concentrations likely to give rise to material Environmental Costs and Liabilities.

Section 4.20 Insurance. Company and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which Company or any of its Subsidiaries is a party or by which it is bound. Set forth in Schedule 4.20 is a list of all insurance policies and all fidelity and surety bonds held by or applicable to Company or any of its Subsidiaries. No such insurance policies, fidelity or surety bond requires Company to provide any collateral. To the Knowledge of Company, no event relating to Company or any of its Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective material upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Company, no threat has been made to cancel any insurance policy of Company or any of its Subsidiaries during such period. To the Knowledge of Company, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

Section 4.21 Related Party Transactions. No officer or director of Company or any of its Subsidiaries or any holder of 5% or more of Company Common Stock, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Company or any of its Subsidiaries nor does Company or any of its Subsidiaries owe any amount to, or has Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Company or any of its Subsidiaries (whether written or oral), other than employment arrangements disclosed to Parent, (iii) owns any property or right, tangible or intangible, that is used by Company or any of its Subsidiaries, (iv) has any claim or cause of action against Company or any of its Subsidiaries (other than for payment of compensation in the ordinary course or indemnity rights applicable to similarly situated officers or directors generally) or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, Employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Company or any Subsidiary.

Section 4.22 Banks; Power of Attorney. Schedule 4.22 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of Company or any Subsidiary.

Section 4.23 Issuances and Repurchases of Securities. All shares of Company Common Stock and any other securities issued or sold by Company with respect to which the applicable statute of limitations has not expired for any claims in connection with such issuances or sales by Company were issued or sold pursuant to valid exemptions from the Securities Act, and any applicable “blue sky” or state securities regulations, and otherwise in accordance with applicable Laws. All shares of Company Common Stock, or any other securities of Company, that have been redeemed or otherwise purchased by Company have been so redeemed or purchased in accordance with all applicable Laws and the terms of any applicable plans or Contracts pursuant to which any such redemption or repurchase was accomplished and no Person has any valid claim against Company or any of its Affiliates arising from or in connection with any such redemption or purchase.

Section 4.24 Full Disclosure. To the Knowledge of Company, no representation or warranty of Company or Major Shareholders contained in this Agreement or in any of the Major Shareholder Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.25 Financial Advisors. Except for Houlihan Lokey, Morgan, Keegan & Co, Inc. and Trefethen & Company, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Major Shareholders, Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.26 Opinion of Financial Advisor. The Board of Directors of Company has received the opinion of Houlihan, Lokey, dated as of the date of this Agreement, to the effect that, as of the date hereof, the Closing Purchase Price is fair to the shareholders of Company from a financial point of view.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as set forth below:

Section 5.1 Organization and Good Standing. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as now conducted and as currently proposed to be conducted and is an indirect wholly-owned subsidiary of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as now conducted and as currently proposed to be conducted.

Section 5.2 Authorization of Agreement. Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Merger Sub or Parent in connection with the consummation of the transactions contemplated hereby and thereby (the “Merger Sub Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Merger Sub and Parent of this Agreement and each Merger Sub Document have been duly authorized by all necessary corporate action on behalf of Merger Sub and Parent. This Agreement has been, and each Merger Sub Document will be at or prior to the Closing, duly executed and delivered by Merger Sub and Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Merger Sub Document when so executed and delivered will constitute, the legal, valid and binding obligation of Merger Sub or Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its respective terms.

Section 5.3 Conflicts; Consents of Third Parties.

(a) Assuming that all consents, approvals, authorizations and Permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, none of the execution and delivery by Merger Sub or Parent of this Agreement and of the Merger Sub Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Merger Sub with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Merger Sub or Parent; (ii) any material Contract, or material Permit to which Merger Sub or Parent is a party or by which any of the properties or assets of Merger Sub or Parent are bound; (iii) any Order of any Governmental Entity applicable to Merger Sub or Parent or by which any of the properties or assets of Merger Sub or Parent are bound; or (iv) any applicable Law, except in the case of clauses (i) through (iv), where such conflicts, violations, breaches, defaults, losses or rights would not cause a materially adverse impact on the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Parent in connection with the execution and delivery of this Agreement or the Merger Sub Documents or the compliance by Parent with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA and Section 2.1 hereof, (iii) Alcohol Filings, (iv) Lottery Filings and (v) Storage Tank Filings.

Section 5.4 Financial Advisors. Except for Merrill Lynch & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Merger Sub or Parent in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDER REPRESENTATIVE

Section 6.1 Due Execution; Binding Effect. This Agreement has been duly executed and delivered by the Shareholder Representative and the Escrow Agreement will be duly executed and delivered by the Shareholder Representative at the Closing. This Agreement constitutes, and the Escrow Agreement will constitute at the Closing, the legal, valid and binding obligation of the Shareholder Representative, enforceable against the Shareholder Representative, each in accordance with its terms (assuming the due authorization, execution and delivery by the other parties hereto and thereto).

Section 6.2 Non-Contravention. The execution, delivery and performance by the Shareholder Representative of this Agreement and the Escrow Agreement, in accordance with their respective terms will not result in any violation of or default or creation of any Encumbrance under, or the acceleration or vesting or modification of any right or obligation under or in any way be in conflict with any Order, Law or Contract binding on or applicable to the Shareholder Representative.

ARTICLE VII

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

Company covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by Parent in writing, Company shall comply with the following covenants:

Section 7.1 Access to Information; Confidentiality. Company shall, and Company shall cause its Subsidiaries to, afford to Parent and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to Company’s and its Subsidiaries’ respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Company’s or its Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Company’s or any of its Subsidiaries’ systems of internal control), Contracts and records of Company and its Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of Company and its Subsidiaries as Parent shall reasonably request; provided, however, such investigation shall not unreasonably disrupt Company’s operations. Company shall authorize and direct the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of Company or such Subsidiary, as the case may be, with representatives of Parent and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, Parent or Merger Sub in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated June 23, 2007 among Parent and Town and Country Food Stores, Inc. (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Parent, Merger Sub and Company may disclose such information as may be necessary in connection with (i) seeking necessary consents and approvals as contemplated hereby, (ii) the financing of the transactions contemplated hereby and (iii) making such disclosures as required under applicable Law including the Securities Exchange Act of 1934, as amended, or by the applicable rules of any stock exchange on which Parent lists securities. Notwithstanding the foregoing, Company and its Subsidiaries shall not be required to disclose any information if such disclosure would contravene any applicable Law.

Section 7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, between the date hereof and the Closing, Company shall, and Company shall cause its Subsidiaries to:

(i) conduct the respective businesses of Company and its Subsidiaries only in the Ordinary Course of Business;

(ii) use their commercially reasonable efforts to preserve the respective present business operations, organization (including officers and Employees) and goodwill of Company and its Subsidiaries.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, the Major Shareholders and Company shall not, and Company shall cause its Subsidiaries not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, Company, except to the extent taken into account in determining the Closing Purchase Price;

(ii) other than any transfer by a Major Shareholder for charitable or estate planning purposes of such Major Shareholder, transfer for its own account, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of Company or any of its Subsidiaries, or amend the terms of any outstanding securities of Company or any Subsidiary;

(iv) amend the articles of incorporation or by-laws or equivalent organizational or governing documents of Company or any of its Subsidiaries;

(v) other than in the Ordinary Course of Business, (A) increase the salary or other compensation of any director, officer or Employee of Company or any of its Subsidiaries, except for normal year-end increases, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, Employee or consultant (other than the payment of $250,000 of bonuses to

Employees in excess of the amount accrued therefor on the income statement of Company dated June 2, 2007), (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, representatives or Employees of Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of Company or any Subsidiary (or amend any such agreement to which Company or any of its Subsidiaries is a party);

(vi) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; or (ii) modify the terms of any Indebtedness or other Liability;

(vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, Company and its Subsidiaries, other than in the Ordinary Course of Business;

(viii) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(ix) cancel or compromise any debt or claim or waive or release any material right of Company or any of its Subsidiaries except in the Ordinary Course of Business;

(x) enter into any commitment for capital expenditures of Company and its Subsidiaries in excess of $300,000 for any individual commitment and $1,000,000 for all commitments in the aggregate unless such commitment is consistent with the 2007 and 2008 capital expenditure plans as previously disclosed to Parent;

(xi) enter into any labor or collective bargaining agreement of Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to Company or any of its Subsidiaries;

(xii) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xiii) make a change in its accounting or Tax reporting principles, methods or policies;

(xiv) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes;

(xv) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of Company or any Subsidiary to (A) compete with or conduct any business or line of business in any geographic area or (B) solicit the employment of any persons;

(xvi) terminate (prior to stated maturity), amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property license, other than in the Ordinary Course of Business or (B) Permit;

(xvii) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; and

(xviii) agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Company or the Major Shareholders in this Agreement or any of the Major Shareholder Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.

Section 7.3 Third Party Consents. The Major Shareholders and Company shall use, and Company shall cause its Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Entity, which consents, waivers, approvals and notices are required to consummate the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.2(b) and 4.3(b) hereof (except for such matters covered by Section 7.4). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts of such consents, waivers and approvals shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Parent promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates (which for purposes of this sentence shall include Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

Section 7.4 Governmental Consents and Approvals.

(a) Each of Merger Sub and Company shall use, and Company shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Entities that are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.2(b)(i)-(iv) and 4.3(b)(ii)(A)-(E). Without limiting the foregoing, Merger Sub and Company shall (i) make all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) make the appropriate Alcohol Filings, Lottery Filings and Storage Tank Filings, (iii) comply at the earliest practicable date with any request under the HSR Act or from any other Governmental Entity for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Entity. No party hereto shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 7.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

(b) Each of Parent, Merger Sub and Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each of Parent, Merger Sub and Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates (which for purposes of this sentence shall include Company) shall be required, in connection with the matters covered by this Section 7.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or Company’s or any of its Subsidiaries’ respective businesses or (v) to waive any of the conditions set forth in Article 8 of this Agreement.

Section 7.5 No Solicitation; Superior Offer.

(a) Other than in accordance with Section 7.5(c), Company will not, and will cause its Subsidiaries and their officers, directors, employees, representatives and agents not to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage (including by furnishing information) the submission of any Acquisition Proposal, (ii) enter into or participate in any communications or negotiations regarding, or deliver or make available to any Person any non-public information or grant access to its properties, books and records or personnel in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any agreement in principle, arrangement, understanding or Contract with respect to an Acquisition Proposal. Company shall notify Parent promptly upon receipt of any Acquisition Proposal or indication or inquiry by any Person that could reasonably lead to an Acquisition Proposal.

(b) Notwithstanding the foregoing, in the event that, other than as a result of a violation of Section 7.5(a), any Person submits to Company (and does not withdraw) an unsolicited Acquisition Proposal within twenty-one (21) days after the date of this Agreement that the Board of Directors of Company (the “Company Board”) concludes in good faith (after consultation with its outside legal counsel and financial advisor) is, or is reasonably likely to become, a Superior Offer, Company may, until the expiration of thirty-five (35) days after the date of this Agreement, (i) engage in discussions or negotiations with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person non-public information regarding Company and its Subsidiaries provided that Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement, it being understood that such confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting Company from fulfilling its obligations under this Agreement; provided however, that (x) Parent shall be entitled to promptly receive a copy of any such executed confidentiality agreement and (y) Company shall simultaneously provide or make available to Parent any confidential information supplied to any such Person that has not previously been supplied or made available to Parent.

(c) For a period of thirty-five (35) days after the date of this Agreement, nothing in this Agreement shall prevent the Company Board from terminating this Agreement pursuant to Section 13.1(g) simultaneously with the payment of the Company Termination Fee as a condition of such termination if (A) Company shall not have violated any of the restrictions set forth in this Section 7.5, (B) within twenty-one (21) days after the date of this Agreement, a Person has made an Acquisition proposal and the Company Board has made the determination described in Section 7.5(b), (C) a Superior Offer is made by such Person to Company and is not withdrawn, (D) Company shall have promptly provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that Company has received a Superior Offer and that it intends (or may intend) to terminate the Agreement pursuant to Section 13.1(g) and the manner and timing in which it intends (or may intend) to do so, (E) Parent shall not, within five (5) Business Days of Parent’s receipt of the Notice of Superior Offer, have made an offer that the Company

Board determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Company’s shareholders as such Superior Offer (it being agreed that (1) Company and its representatives shall negotiate in good faith with Parent and its representatives for the five (5) Business Day period following Parent’s receipt of the Notice of Superior Offer regarding any revision to the terms of the transactions contemplated by this Agreement that are proposed by Parent, (2) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof and (3) the Company Board will not terminate the Agreement pursuant to Section 12.1(g) for five (5) Business Days after receipt by Parent of the Notice of Superior Offer) and (F) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such Acquisition Proposal continues to represent a Superior Offer. Any material modification to the terms of any such Acquisition Proposal shall trigger a new five (5) Business Day period for purposes of the immediately preceding sentence.

(d) Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) the receipt of any Acquisition Proposal and (ii) the material terms of such Acquisition Proposal. Company shall keep Parent reasonably informed on a current basis of the status of, and any changes to, such Acquisition Proposal and shall promptly provide Parent with copies of any written materials representing such Acquisition Proposal.

(e) Nothing contained in this Agreement shall prohibit Company from making any disclosure to the shareholders of Company if the Company Board has concluded in its good faith judgment (after receipt of advice from its outside legal counsel) that such disclosure is required in order to comply with its fiduciary obligations to Company’s shareholders under applicable Law or to comply with securities laws. The fact that Company makes any such disclosure shall not in and of itself be deemed to constitute a breach of this Section 7.5.

Section 7.6 Further Assurances. Subject to, and not in limitation of, Section 7.4, each of the Major Shareholders, Company, Merger Sub and Parent shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other parties hereto to consummate the transactions contemplated by this Agreement.

Section 7.7 Publicity. Parent and Company shall prepare a press release or public announcement concerning this Agreement and the transactions contemplated hereby to be issued no later than four (4) Business Days after the execution of this Agreement, and approval of such press release or public announcement will not be unreasonably withheld or delayed by either Parent or Company. None of Parent, Merger Sub, Major Shareholders or Company shall issue any other press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto (which approval will not be unreasonably withheld or delayed), unless, in the sole judgment of Parent, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or its Affiliates lists securities.

Section 7.8 Cooperation with Financing.

(a) Parent and Merger Sub shall use their commercially reasonable efforts to secure financing necessary for the transactions contemplated hereby on terms reasonably satisfactory to Parent and Merger Sub.

(b) In order to assist with securing the debt financing to provide sufficient funds for Parent to consummate the transactions contemplated by this Agreement, Company shall, and Company shall cause its Subsidiaries to, provide, at Parent’s expense, such assistance and cooperation as Parent and its Affiliates may reasonably request, including (i) preparing any prospectus, offering memorandum or similar document or marketing material, and, cooperating with initial purchasers or placement agents, (ii) making senior management of Company and its Subsidiaries reasonably available for customary “roadshow” or syndication, presentations, lender or proposed financing source meetings and rating agencies presentations, (iii) cooperating with prospective lenders, underwriters, placement agents or initial purchasers and their respective advisors in performing their due diligence, (iv) providing all financial statements and financial and other information that would be required in a registration statement on Form S-1 under the rules and regulations under the Securities Act in connection with an offering of securities, including three full years of financial statements audited by a “big four” auditing firm, any interim period financial statements that would be required by the SEC (reviewed in accordance with Statement of Accounting Standards (“SAS”) 100), and any pro forma financial statements that would be required by the SEC in the registration statement on Form S-1, (v) causing Company’s accountants to provide comfort letters to any underwriters or initial purchasers consistent with SAS 72 (as amended), including standard negative assurance on any interim period of pro forma financial statements, and to undertake such other procedures with respect to any applicable financial statements as may reasonably be requested by Parent, (vi) entering into customary agreements with lenders, underwriters, initial purchasers and placement agents and their respective advisors, and (vii) helping procure other definitive financing documents or other reasonably requested certificates or documents, including pledge and security documents, customary certificates (including a certificate of the chief financial officer of Company with respect to solvency matters), legal opinions and real estate title documentation.

Section 7.9 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each monthly fiscal period during the period from the date hereof to the Closing, Company shall provide Parent with (i) unaudited monthly financial statements, (ii) operating or management reports (such reports referenced in subsections (i) and (ii) to be in the form prepared by Company in the Ordinary Course of Business) of Company for such preceding month. As soon as reasonably practicable, but in no event later than 30 days after the end of each monthly fiscal period, during the period from the date hereof to the Closing, Company shall provide Parent with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by Company and its Subsidiaries in the Ordinary Course of Business) of each of its Subsidiaries for which financial statements are prepared (to the extent the same are prepared in the Ordinary Course of Business) for such preceding month. Further, as soon as reasonably practicable, but in no event later than 30 days after the end of each monthly fiscal period during the period from the date hereof to the Closing, Company shall deliver to Parent a certificate executed by Company’s chief financial officer, setting forth a calculation of each Capital Expenditure for New/Raze & Rebuild Stores, Book Value of Undeveloped Land, and the Debt Payoff Amount, in each case calculated as of the end of the most recent monthly fiscal period. Such certificate shall be accompanied by such documentation and other evidence reasonably satisfactory to Parent to enable Parent to confirm such calculations.

Section 7.10 Notification of Certain Matters. Company shall give notice to Parent and Parent shall give notice to Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of the Major Shareholders, Company or any of its Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto. Parent shall give notice to Company, as promptly as practicable prior to Closing, if Parent obtains actual Knowledge that Company is in material breach of this Agreement.

Section 7.11 Notice of Merger and Appraisal Rights. As promptly as practicable following the date of this Agreement, and, in any case, within ten (10) days after the date upon which the Major Shareholders approve the Merger by written consent, Company shall prepare and deliver to the shareholders of Company a Notice of Merger and Appraisal Rights (the “Shareholder Notice”), which Shareholder Notice shall comply in all respects with the requirements of the TBCA. All such information contained in the Shareholder Notice shall be accurate and complete as of the date of its delivery to the shareholders of Company.

ARTICLE VIII

MUTUAL CONDITIONS PRECEDENT TO PARTIES’ OBLIGATIONS

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions which may not be waived:

Section 8.1 No Injunction. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 8.2 HSR. The waiting period under the HSR Act shall have expired or early termination shall have been granted and Parent shall have obtained or made any other consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATIONS

Notwithstanding the provisions of Article 2, Parent and Merger Sub shall be obligated to perform the acts contemplated for performance by them under Article 2 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent and Merger Sub:

Section 9.1 Accuracy of Representations and Warranties by Company. The representations and warranties of the Major Shareholders qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in (i) the first sentence of Section 4.1 (Organization), (ii) Section 4.4 (Capitalization) and (iii) Section 4.5 (Subsidiaries, but only insofar as such section relates to direct or indirect ownership of all interests in the Subsidiaries by Company), which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak only as of an earlier date (in which case such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, on and as of such earlier date).

Section 9.2 Compliance by Company. The Major Shareholders and Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them or it on or prior to the Closing Date.

Section 9.3 No Material Adverse Change. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date.

Section 9.4 Officers’ Closing Certificate. Parent shall have received a certificate signed by each Major Shareholder and by each of the Chief Executive Officer and Chief Financial Officer of Company, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1 through 9.3 have been satisfied in all respects; provided that with respect to Section 9.1, the Chief Executive Officer and Chief Financial Officer of Company shall only be required to certify as to the representations and warranties contained in Article 4.

Section 9.5 Approvals. The applicable waiting period under the HSR Act shall have been terminated or expired, and Company shall have obtained those consents, waivers and approvals referred to in Sections 3.2(b)(i)-(iv) and 4.3(b)(ii)(A)-(E) hereof in a form reasonably satisfactory to Parent.

Section 9.6 Consents. Company shall have obtained those consents listed on Schedule 9.6 in a form reasonably satisfactory to Parent and copies thereof shall have been delivered to Parent.

Section 9.7 Delivery of Articles of Merger. Company shall have duly executed and delivered the Articles of Merger.

Section 9.8 Delivery of Escrow Agreement. The Shareholder Representative, Company and the Escrow Agent shall have duly executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

Section 9.9 Delivery of Cash Exchange Agreement. The Shareholder Representative and the Exchange Agent shall have duly executed and delivered the Cash Exchange Agreement and the Cash Exchange Agreement shall be in full force and effect.

Section 9.10 Pay-Off Letters. Company shall have obtained and delivered to Parent the Pay-Off Letters.

Section 9.11 Delivery of Secretary’s Certificate. Company shall have delivered (i) a copy of the resolutions adopted by the Board of Directors and shareholders of Company authorizing the transactions contemplated hereby, (ii) a certificate of the Texas Secretary of State and the Texas Comptroller, dated as of a recent date prior to the Closing, with respect to the legal existence and good standing of Company under the laws of Texas, (iii) a copy of the articles of incorporation of Company (together with any amendments thereto) and (iv) a copy of the by-laws of Company (together with any amendments thereto), each of which is certified by the Secretary of Company as true, correct and complete as of the date of resolutions referenced in subsection (i) above and as of the Closing Date, in form and substance reasonably satisfactory to Parent.

Section 9.12 Financing. Parent shall have received financing necessary for the transactions contemplated hereby, on terms and conditions satisfactory to Parent in its reasonable discretion.

Section 9.13 FIRPTA. Parent shall have received (a) a certificate from Company complying with Treasury Regulation Section 1.897-2(g)(1)(ii) that states that interests in Company are not “United States real property interests”, and (b) proof reasonably satisfactory to Parent that Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

ARTICLE X

CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS

Notwithstanding the provisions of Article 2, Company shall be obligated to perform the acts contemplated for performance by it under Article 2 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Company:

Section 10.1 Accuracy of Representations and Warranties by Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

Section 10.2 Compliance by Parent and Merger Sub. Parent and Merger Sub each shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 10.3 Officers’ Closing Certificate. Parent shall have executed and delivered to Company at and as of the Closing, a certificate, duly executed by Parent’s Chief Executive Officer, certifying that the conditions specified in each of Section 10.1 and Section 10.2 have been satisfied.

Section 10.4 Approvals. The applicable waiting period under the HSR Act shall have been terminated or expired.

Section 10.5 Articles of Merger. Parent and Merger Sub shall have duly executed the Articles of Merger.

Section 10.6 Delivery of Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

Section 10.7 Delivery of Cash Exchange Agreement. Parent and the Surviving Corporation shall have duly executed and delivered the Cash Exchange Agreement and the Cash Exchange Agreement shall be in full force and effect.

ARTICLE XI

POST-CLOSING COVENANTS OF THE SURVIVING CORPORATION

Section 11.1 Severance.

(a) Upon termination of their employment by the Surviving Corporation prior to the first anniversary of the Closing Date, all senior directors and officers and all non-store full time Employees (other than the Major Shareholders) shall be entitled to the severance payments described below, except in the following circumstances: (i) the Employee was terminated For Cause; (ii) the Employee was offered a comparable position by Parent or the Surviving Corporation at or above his or her current compensation level and refused such offer; or (iii) the Employee announced his or her retirement prior to Closing or voluntarily retires or otherwise voluntarily terminates his or her employment.

(b) Upon termination of their employment by the Surviving Corporation, such Employees of Company will be entitled to a lump sum severance payment payable within fifteen (15) Business Days following such termination as follows:

(i) Each senior director and officer shall receive twelve (12) weeks base compensation as severance pay and an additional one (1) week of base compensation as severance pay for each full year of his or her employment (up to a maximum of 32 weeks of base compensation).

(ii) Each other such Employee shall receive four (4) weeks base compensation as severance pay plus an additional one (1) week of base compensation as severance pay for each full year of his or her employment (up to a maximum of 24 weeks).

(c) Notwithstanding the provisions of clause (ii) of Section 11.1(a), if the applicable employee was offered a comparable position by Parent or the Surviving Corporation at or above his or her current compensation level and refused such offer but such offer would require geographic relocation, then (i) if such Employee’s base compensation is at an annual rate of $35,000 or less, such Employee shall be entitled to the full amounts provided by Section 11.1(b) and (ii) in cases not covered by clause (i) of this Section 11.1(c), such Employee shall be entitled to 50% of the amount provided by Section 11.1(b).

Section 11.2 Employee Vacation and Benefits following Closing. Each Employee of Company who continues to be employed by the Surviving Corporation following the Closing shall be credited for every year of service to Company (and therefore will not forfeit his or her tenure) with respect to vacation days and pay scale of the Surviving Corporation following the Closing. Employees will also receive through March 31, 2008, to the extent commercially reasonable and not inconsistent with applicable law, benefits that are the same as or substantially as favorable as, in the aggregate, the benefits to which the Company has in effect on the date hereof; provided, under no circumstances will Employees be subjected to period of service waiting periods for eligibility for any employee benefits. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time or preclude the ability of the Surviving Corporation to terminate any Employee for any reason or (ii) require the Surviving Corporation to continue any specific Company Plan.

Section 11.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any Employee, officer or director may have under any Company Plan or under Company’s articles of incorporation or by-laws, after the Effective Time, Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer or director of Company and each of its Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and any reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of

Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six (6) years from the Effective Time; provided that, in no event will any claim that a Parent Indemnified Party has under Section 12.3 hereof be considered a matter for which the Surviving Corporation will have any such indemnification obligation. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days or receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor. The Surviving Corporation shall not settle, compromise or consent to the entry of judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by such Indemnified Director or Officer hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director and Officer from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Director or Officer otherwise consents.

(b) The articles of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in Company’s articles of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) For six (6) years after the Effective Time, Surviving Corporation shall, at its sole expense, either (a) cause to be maintained directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who at the date of this Agreement was an Indemnified Director or Officer covered as of the date hereof or hereafter by Company’s D&O Insurance on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof or (b) have the right to cause coverage to be extended under Company’s D&O Insurance by obtaining a six (6) year “tail” policy on terms and conditions no less advantageous than Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 11.3(c).

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 11.3.

(e) This Section 11.3 shall survive the consummation of the merger contemplated hereby, is intended to benefit each of the Indemnified Directors and Officers, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Director and Officer and his or her heirs and representatives, and may not be amended, altered or repealed with respect to any Indemnified Director or Officer after the Effective Time without the prior written consent of such Indemnified Director or Officer

(provided that any amendment, alteration or repeal prior to the Effective Time shall be governed by Section 13.3).

Section 11.4 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Major Shareholders and Parent agree that each of them shall (and shall cause Company and its Subsidiaries to) preserve and keep the records held by each of them relating to the respective businesses of Company and its Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to the other party as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Major Shareholders, Company, its Subsidiaries or Parent or any of their Affiliates or in order to enable the Major Shareholders to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Major Shareholders or Parent wish to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days prior written notice to the other party (to the Shareholder Representative on behalf of the Major Shareholders) and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

Section 11.5 Use of Name. The Major Shareholders hereby agree that upon the Closing, the Major Shareholders shall not have the right to the use of the name “Town and Country”, “Town and Country Food Stores”, “TCFS” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of Company and its Subsidiaries, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 4.13(b) (collectively, the “Company Marks”). The Major Shareholders shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of Company Marks.

ARTICLE XII

CLAIMS AGAINST INDEMNIFICATION ESCROW FUND

Section 12.1 Applicability. The provisions of this Article 12 shall apply and become effective only if the Merger is consummated.

Section 12.2 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Major Shareholder Document, Company Document or Merger Sub Document shall survive the Closing through and including (x) as to indemnification claims that do not involve any Third Party Claim, fifteen months after the Closing Date and (y) as to indemnification claims that involve any Third Party Claim, two years after the Closing Date; provided, however, that the representations and warranties (a) of the Major Shareholders and, as applicable, Company set forth in Sections 3.1 (Execution and Delivery of Agreement and Major Shareholder Documents), 3.3 (Ownership), 4.2 (Authorization ), 4.4 (Capitalization), and 4.5 (Subsidiaries, but only insofar as such section relates to direct or indirect ownership of all interests in the Subsidiaries by Company), shall survive the Closing indefinitely and (b) of Parent and Merger Sub set forth in Sections 5.1 (Organization and Good Standing) and 5.2 (Authorization of Agreement) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Section 12.3 shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 12.4 before the termination of the applicable Survival Period.

Section 12.3 Indemnification.

(a) Subject to Sections 12.2, 12.5 and 12.6 hereof, the Major Shareholders hereby agree, jointly and severally (except that with respect to Sections 12.3(a)(i) and (ii), each Major Shareholder agrees severally, but not jointly, and with respect only to representations, warranties and covenants of such Major Shareholder), to indemnify and hold Parent, Company, and their respective directors, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all losses (including any losses in value), Liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees) whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by such Major Shareholder in Article 3 of this Agreement or in any Major Shareholder Document to be true and correct in all respects at and as of the date hereof or (unless such representation or warranty expressly speaks only as of an earlier date) at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of such Major Shareholder under this Agreement or any Major Shareholder Document;

(iii) based upon, attributable to or resulting from the failure of any of the representations or warranties in Article 4 of this Agreement or in any Company Document to be true and correct in all respects at and as of the date hereof or (unless such representations or warranty expressly speaks only as of an earlier date) at and as of the Closing Date;

(iv) based upon, attributable to or resulting from the breach of any covenant or other agreement at or prior to the Closing on the part of Company under this Agreement or any Company Document;

(v) based upon, attributable to or resulting from (A) any Taxes imposed on Company and its Subsidiaries (or any predecessor thereof) (I) for any taxable period ending on or before June 2, 2007, and (II) for the portion of any Straddle Period ending at the close of business on June 2, 2007 (determined as provided in Section 12.7(b)), and

(B) without duplication, any Taxes described in clause (A) that were paid between June 2, 2007 and the Closing, but, in each case, except to the extent such Taxes reduced the Closing Purchase Price pursuant to Section 2.3(a)(vii);

(vi) representing any Company Transaction Expenses, or any fees or other payments required for the release (and recording thereof) of any security interest securing the Debt Payoff Amount, that were not taken into account in determining the Closing Purchase Price; or

(vii) representing the amount of deductible or self-insured retention paid or incurred by Parent or Company or any Subsidiary of Company after Closing in connection with any other Loss arising as a result of the operation of the business of the Company and its Subsidiaries prior to Closing.

(viii) in respect of any Loss arising under Texas Property Tax Code Section 22.28 from the operation of the business of Company and its Subsidiaries prior to the Closing.

(b) Subject to Sections 12.2 and 12.5, Parent hereby agrees to indemnify and hold the Major Shareholders and their respective Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Major Shareholder Indemnified Parties”) harmless from and against, and pay to the applicable Major Shareholder Indemnified Parties the amount of any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Parent in this Agreement or in any Merger Sub Document to be true and correct in all respects at the date hereof and as of the Closing Date; or

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Parent under this Agreement or any Merger Sub Document.

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Major Shareholder Document, Company Document or Merger Sub Document shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(d) Notwithstanding the foregoing provisions of this Section 12.3, to the extent an indemnified party receives any insurance proceeds or similar reimbursements and such indemnified party has received an indemnification payment in respect of the matter for which such insurance proceeds or similar reimbursements, such indemnified party will promptly reimburse the indemnifying party therefor, to the extent any such insurance proceeds or similar reimbursements reduced the relevant indemnifiable Loss of such indemnified party for which such indemnified party already received an indemnification payment; provided, however, that in the case of any such insurance proceeds or similar reimbursements received by a Parent Indemnified Party, such Parent Indemnified Party will effect any such reimbursement payment by paying the applicable amount (i) to the Escrow Agent if any Escrow Funds then remain in escrow (and such amount shall be added to the Escrow Funds), or (ii) otherwise to the Shareholder Representative, in which case such amounts shall be treated for all purposes of this Agreement as amounts of Escrow Funds released to the Shareholder Representative for the benefit of the Company Shareholders in accordance with Section 2.5(e) hereof.

Section 12.4 Indemnification Procedures. Except for claims or Legal Proceedings relating to Taxes (which shall be governed by Section 12.7):

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice given as promptly as reasonably practicable; provided, however, that failure to give reasonably prompt notice shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article 12, except to the extent the indemnifying party can demonstrate material prejudice as a result of such delay.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 12.3 hereof (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party as promptly as reasonably practicable. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article 12, except to the extent that the indemnifying party can demonstrate material prejudice as a result of such delay. Subject to the provisions of this Section 12.4, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 12.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with this Section 12.4 and Section 12.6.

Section 12.5 Limitations on Indemnification for Certain Losses.

(a) The Major Shareholders shall not have any liability under Section 12.3(a)(i), Section 12.3(a)(iii) or Section 12.3(a)(vii) hereof with respect to the aggregate amount of Losses incurred by the Parent Indemnified Parties (i) for any individual item, or group of items arising out of the same event or related events, where the Loss relating thereto is less than $25,000 (the “Sub-Basket”) and (ii) in respect of each individual item, or group of items arising out of the same event or related events, where the Loss relating thereto is equal to or greater than the Sub-Basket, unless the aggregate amount of all Losses otherwise indemnifiable under Section 12.3(a)(i), Section 12.3(a)(iii) or Section 12.3(a)(vii) but for this clause (ii) exceeds $1,000,000 (the “Basket”) and then only to the extent of such excess; provided that the Basket and Sub-Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.1 (Authorization), 3.3 (Ownership), 3.5 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5

(Subsidiaries, but only insofar as such section relates to direct or indirect ownership of all interests in the Subsidiaries by Company), 4.10 (Taxes), 4.23 (Issuances and Repurchases of Securities), and 4.25 (Financial Advisors) hereof.

(b) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations or warranties shall be disregarded.

(c) The Major Shareholders shall have no right of contribution or other recourse against Company or its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Parent Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of Company are solely for the benefit of the Parent Indemnified Parties.

(d) For any indemnity under Section 12.3(a) involving a Remedial Action at a currently owned property, the indemnity shall be limited to those amounts reasonably necessary to achieve the least stringent regulatory standard acceptable to the relevant Governmental Authority under Environmental Law for a property used for commercial/industrial purposes with restrictions prohibiting the use of groundwater, but not requiring any type of engineering controls or affirmative obligations on the part of the property owner to maintain closure or NFA.

(e) Losses payable by an indemnifying party under this Article 12, (i) except with regard to Losses arising in connection with Third Party Claims, shall not include punitive damages, consequential damages, damages related to mental or emotional distress, exemplary damages, and special damages or other indirect or incidental damages (other than lost profits or diminution in value) and (ii) consisting of expenses of legal counsel, experts, engineers and consultants, shall include (A) the actual amount of such expenses incurred by third parties as sought by a Third Party Claim and (B) only the amount of such other reasonable expenses incurred by the indemnified party.

Section 12.6 Indemnity Escrow; Exclusivity of Escrow. Any payment the Major Shareholders are obligated to make to any Parent Indemnified Parties pursuant to this Article 12 shall be paid by release of funds to the Parent Indemnified Parties from the Escrow Funds by the Escrow Agent. Except as provided in the immediately following sentence, the right of the Parent Indemnified Parties to indemnification under this Article 12 shall be limited to the Escrow Funds and no Major Shareholder shall have any personal liability for indemnification under this Article 12. The limitation in the immediately preceding sentence shall not apply in connection with any Losses related to (i) the failure to be true and correct of any of the representations in Sections 3.3 (Ownership), 4.4 (Capitalization), or 4.5 (Subsidiaries, but only insofar as such section relates to direct or indirect ownership of all interests in the Subsidiaries by Company), or (ii) fraud or any intentional misrepresentation.

Section 12.7 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.

(i) Company shall (and shall cause its Subsidiaries to) timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice. Company shall provide Parent with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for Parent’s review and approval (not to be unreasonably withheld or delayed). If Parent does not deliver notice to Company of a disagreement regarding a Tax Return within ten (10) days of Parent’s receipt thereof, Parent shall be treated as having conclusively approved such return. Company and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Company and Parent are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 12.7(d), which resolution shall be binding on the parties.

(ii) Following the Closing, Parent shall cause to be timely filed all Tax Returns for taxable period beginning on or before the Closing Date required to be filed by Company and its Subsidiaries after the Closing Date and, subject to the right to payment from the Escrow Funds under Section 12.7(a)(iii), pay or cause to be paid all Taxes shown due thereon. Parent shall provide Shareholder Representative with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for Shareholder Representative’s review and approval (not to be unreasonably withheld or delayed). If Shareholder Representative does not deliver notice to Parent of a disagreement regarding a Tax Return within ten (10) days of Shareholder Representative’s receipt thereof, Shareholder Representative shall be treated as having conclusively approved such return. Shareholder Representative and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Shareholder Representative and Parent are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 12.7(d), which resolution shall be binding on the parties.

(iii) Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns which Parent has the responsibility to cause to be filed pursuant to Section 12.7(a)(ii), the Escrow Agent shall pay to Parent the amount of Taxes, as reasonably determined by Parent, owed by the Major Shareholders pursuant to the provisions of Section 12.3(a)(v). No payment pursuant to this Section 12.7(a)(iii) shall excuse the Major Shareholders from their indemnification obligations pursuant to Section 12.3(a)(v) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the payment under this Section 12.7(a)(iii).

(b) Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to a taxable period which includes June 2, 2007 (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the period up to and including the close of business on June 2, 2007, on the one hand, and (ii) to the period subsequent to June 2, 2007, on the other hand, by means of a closing of the books and records of Company and the Subsidiaries as of the close of June 2, 2007, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and Taxes that are assessed on a periodic basis (such as real and personal property Taxes) shall be allocated between the period ending on June 2, 2007 and the period after June 2, 2007 in proportion to the number of days in each such period.

(c) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of Company or any of its Subsidiaries (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 12.3, the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the indemnified party to give reasonably prompt notice as provided herein shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate material prejudice as a result of such failure.

(ii) Company shall have the right, at the expense of the Major Shareholders to the extent such Tax Claim is subject to indemnification by the Major Shareholders pursuant to Section 12.3(a)(v) hereof, to represent the interests of Company and the Subsidiaries in any Tax Claim; provided, that, with respect to a Tax Claim relating exclusively to taxable periods (or portions thereof) ending on or before June 2, 2007, (i) Company shall keep Shareholder Representative reasonably informed regarding the progress of such Tax Claim, (ii) Company shall promptly provide Shareholder Representative with copies of any correspondence received from of sent to any Taxing Authority in connection with such Tax Claim, and (iii) Company shall not settle such claim without the consent of Shareholder Representative, which consent shall not be unreasonably withheld.

(d) Disputes. Any dispute as to any Tax matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Shareholder Representative and Parent. The fees and expenses of such accounting firm shall be borne equally by the Major Shareholders, on the one hand, and Parent on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct without prejudice to the respective rights and obligations of the parties hereto.

Section 12.8 Tax Treatment of Indemnity Payments. The Major Shareholders and Parent agree to treat any indemnity payment made pursuant to this Article 12 as an adjustment to the purchase price for all income Tax purposes.

Section 12.9 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct of any representation or warranty in this Agreement or any failure to perform any covenant in this Agreement prior to the Closing (other than, in any such case, due to fraud or intentional misrepresentation) shall be indemnification in accordance with this Article 12. Further, after Closing, Parent Indemnified Parties do hereby release each Major Shareholder from any and all Environmental Costs and Liabilities and any other claims, demands, and causes of action under any Law, including Environmental Law, relating to any environmental, health or safety matter or the Release or threatened Release of any Hazardous Materials, except to the extent Parent Indemnified Parties are entitled to an indemnity under this Article 12 and such indemnity shall be Parent Indemnified Parties’ sole and exclusive remedy for such matters.

ARTICLE XIII

TERMINATION; LIABILITIES CONSEQUENT THEREON

Section 13.1 Termination. This Agreement may be terminated prior to the Closing as follows: At the election of the Shareholder Representative or Parent on or after December 21, 2007 (such date, as it may be extended under this Section 13.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, that either Parent or the Shareholder Representative shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed 60 days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Entity of competent jurisdiction; provided, further, that Parent may elect to extend the Termination Date to no later than February 1, 2008);

(a) by mutual written consent of the Shareholder Representative and Parent;

(b) by written notice from Parent to the Shareholder Representative if there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;

(c) by the Shareholder Representative or Parent if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) by Parent if any Major Shareholder or Company shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of any Major Shareholder or Company shall have become materially untrue, in either case such that the conditions set forth in Sections 9.1 or 9.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Shareholder Representative of notice of such breach from Parent; or

(e) by the Shareholder Representative if Parent shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become materially untrue, in either case such that the conditions set forth in Sections 10.1 or 10.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent of notice of such breach from the Shareholder Representative.

(f) By Company, at any time prior to the expiration of thirty-five (35) days from the date of this Agreement in accordance with Section 7.5(c); provided, that, in order for the termination of this Agreement pursuant to this paragraph (g) to be deemed effective, the Company shall have complied with Section 7.5(c) and with applicable requirements, including the payment of the Company Termination Fee pursuant to Section 13.3.

Section 13.2 Procedure Upon Termination. In the event of termination and abandonment by Parent or the Shareholder Representative, or both, pursuant to Section 13.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by Parent, Company or the Major Shareholders.

Section 13.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, any Major Shareholder or Company; provided, however, (a) if this Agreement is terminated by the Shareholder Representative or Parent pursuant to Section 13.1(a) in a case where all conditions to the obligations of the parties to effect the Closing other than the condition set forth in Section 9.15 (Financing) were satisfied (or, in the case of such other conditions that by their terms could not be satisfied until the Closing, such conditions were capable of being so satisfied), then Parent shall pay to Company within three Business Days of the termination an amount equal to $500,000 plus the amount of all reasonable out-of-pocket fees and expenses incurred by Company in connection with the transactions contemplated by this Agreement (the “Parent Termination Fee”), (b) if this Agreement is terminated by the Shareholder Representative pursuant to Section 13.1(f), Parent shall pay the Parent Termination Fee to Company within three Business Days of the termination, (c) if this Agreement is terminated by Company pursuant to Section 13.1(g), then Company shall pay to Parent within three Business Days of such termination an amount equal to the Company Termination Fee, (d) the obligations of the parties set forth in this Article 13 and Section 7.7 hereof shall survive any such termination and shall be enforceable hereunder, and (e) subject to the final sentence of this Section 13.3, nothing in this Section 13.3 shall relieve Parent, any Major Shareholder or Company of any liability for a breach of this Agreement prior to the termination. The parties agree that the Parent Termination Fee is a reasonable estimate of Company’s damages, shall be considered liquidated damages (not a penalty) and represents the maximum liability of Parent and Merger Sub in the case of termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 Expenses. Except as otherwise provided in this Agreement, the Major Shareholders and Company, on the one hand, and Merger Sub and Parent, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall Company bear any of such costs and expenses. Notwithstanding the foregoing, each of Company, on the one hand, and Parent, on the other hand, shall each be responsible for half of all filing fees lawfully payable to or at the request of any Governmental Entity in connection with this Agreement, the Major Shareholder Documents, the Merger Sub Documents and the consummation of the transactions contemplated hereby and thereby, including any filing under the HSR Act.

Section 14.2 Specific Performance. Each of Parent, Merger Sub, Company and the Major Shareholders acknowledges and agrees that (i) a breach of this Agreement by Company and the Major Shareholders would cause irreparable damage to Parent and that Parent will not have an adequate remedy at law and (ii) a breach of this Agreement by Parent or Merger Sub would cause irreparable damage to Company and the Major Shareholders will not have an adequate remedy at law. Therefore, the obligations of Parent, Merger Sub, Company and the Major Shareholders under this Agreement, including the obligation of Company to Merge with Merger Sub, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 14.3 Entire Agreement; Waivers; Amendments. This Agreement (including the schedules and exhibits hereto), the Major Shareholder Documents and the Merger Sub Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 14.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Major Shareholder or, prior to Closing, Company, to:

David Lloyd Norris

5005 Saddle Ridge Trail

San Angelo, TX 76904

With a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, TX 75202

Attention: Greg R. Samuel

If to Parent, Merger Sub or after the Closing, to the Surviving Company, to:

Susser Holdings Corporation

4433 Baldwin Blvd.

Corpus Christi, TX 78408

Attention: E. V. Bonner, Jr.

With a copy to:

Weil, Gotshal & Manges LLP

100 Crescent Court, Suite 1300

Dallas, Texas 75201-6950

Attention: R. Jay Tabor

Facsimile: 214-746-7777

Section 14.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Major Shareholders or Parent (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Parent or Merger Sub may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Parent or Merger Sub, any Person from which it has borrowed money or any Person to which Parent or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business. Upon any such permitted assignment, the references in this Agreement to Parent shall also apply to any such assignee unless the context otherwise requires.

Section 14.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such state.

Section 14.8 Jurisdiction and Venue.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 14.4.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 14.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of Parent or Company or any of its Subsidiaries shall have any liability for any obligations or liabilities of Parent, Company or any of its Subsidiaries, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 14.10 Company Disclosure Schedule; Supplemental Disclosures. Disclosures in the Company Disclosure Schedule shall be disclosed in order of and with reference to the applicable Sections and subsections of the Agreement. If an item is disclosed in any part of the Company Disclosure Schedule and the existence of such item or its contents are relevant to any other part of the Company Disclosure Schedule, then such item will be deemed to be disclosed in such other part of the Company Disclosure Schedule only to the extent such item or its contents is reasonably apparent on its face that it would apply to the information called for by such other part of the Company Disclosure Schedule. No disclosure in the Company Disclosure Schedule shall be deemed an admission as to the materiality of any item so disclosed.

Section 14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

TCFS HOLDINGS, INC.

By	/s/ W. Alvin New
Name:	W. Alvin New
Title:	President & CEO

TCFS ACQUISITION CORPORATION

By	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	Chief Executive Officer

SUSSER HOLDINGS CORPORATION

By	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	Chief Executive Officer

/s/ David Lloyd Norris
DAVID LLOYD NORRIS, individually and as Shareholder Representative

/s/ Devin Lee Bates
DEVIN LEE BATES

/s/ James Randal Brooks
JAMES RANDAL BROOKS

/s/ Wylie Alvin New
WYLIE ALVIN NEW